EXHIBIT C



THE 4% CONVERTIBLE DEBENTURE DUE 2013 REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED FOR SALE, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE SECURITIES LAWS OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDERS OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.


                        GlenRose Instruments Inc.

                      4% Convertible Debenture Due 2013

No. 1                                                       $12,000,000

     This Debenture (the "Debenture") is one of a duly authorized issue of Debentures of GlenRose Instruments Inc., a corporation duly incorporated under the laws of the State of Delaware, and having its principal address at 45 First Avenue, Waltham, Massachusetts 02451 (the "Company"), designated as its 4% Convertible Debentures due 2013, in an aggregate principal amount of up to $22,875,000, which amount may be increased at the discretion of the Company (the "Debentures").

     FOR VALUE RECEIVED, the Company promises to pay to the order of Blum Strategic Partners IV, L.P., or its registered assigns (the "Holder"), the principal sum of Twelve Million United States Dollars (U.S. $12,000,000) (the "Principal Amount") on July 25, 2013, subject to earlier payment as otherwise provided herein (the "Maturity Date"), and to pay interest on the Principal Amount outstanding under this Debenture (the "Outstanding Principal Amount"), at the rate of 4% per annum, due and payable quarterly in arrears on the 15th day of October, January, April and July of each year, commencing on October 15, 2008 (each an "Interest Payment Date") and on the Maturity Date. Interest shall be calculated based on a 360-day year. Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance and shall continue until the following Interest Payment Date. Except as otherwise provided herein, the interest so payable will be paid to the person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of the Debentures (the "Debenture Register") at the close of business on the record date for interest payable on such Interest
Payment Date. The record date for any interest payment is the close of business on the date fifteen days prior to the Interest Payment
Date, unless such date shall not be a business day, in which case on the next preceding business day. The Company shall be entitled to withhold from all payments of interest on this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws as evidenced by an opinion of counsel of the Company. The Company agrees to pay additional interest on overdue principal, and, to the extent lawful, overdue installments of interest at the rate per annum of 2%. Payments in respect of the Debenture shall be made by the Company by wire transfer of immediately available funds to the account specified by the Holder.

      The Company will pay, in cash, the Outstanding Principal
Amount and all accrued and unpaid interest (the "Outstanding Amount") due upon this Debenture on the Maturity Date.

      This Debenture is subject to the following additional provisions:

      1. Exchange. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different denominations as requested by the Holder surrendering the same. No fees will be charged for such exchange. Notwithstanding the foregoing, the Company shall have no obligation to issue new Debentures unless and until requested by the Holders thereof.

      2. Transfers. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only (a) in compliance with the Securities Act of 1933, as amended (the "Act"), and applicable state securities laws, and (b) in accordance with applicable provisions hereof. Prior to due presentment for transfer of this Debenture, the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Debenture is then overdue, and the Company shall not be affected by notice to the contrary.

     3. Definitions. For purposes hereof the following definitions shall apply:

         "2008 Private Placement" The Company's private placement of up to $22,875,000 of Debentures.

         "Common Stock" shall mean the Common Stock, $0.01 par value per share, of the Company.

         "Company" shall have the meaning set forth in the first introductory paragraph.

         "Conversion Notice" shall have the meaning set forth in Paragraph 5(c).

         "Conversion Price" shall mean $7.00, subject to adjustment from time to time as set forth in Paragraph 7 hereof.

         "Debenture" shall have the meaning set forth in the first introductory paragraph.

         "Debenture Register" shall have the meaning set forth in the second introductory paragraph.

         "Debentures" shall have the meaning set forth in the first introductory paragraph.

         "Events of Default" shall have the meaning set forth in Paragraph 14.

         "Exchange Act" shall mean the Securities Exchange Act of
1934, as amended.

             "Final Closing Date" shall mean the final closing date of the 2008 Private Placement (such date being July 25, 2008).

            "Fundamental Change" shall have the meaning set forth in Paragraph 6(b).

            "Fundamental Change Purchase Date" shall have the meaning set forth in Paragraph 6(b).

           "Holder" shall have the meaning set forth in the second introductory paragraph.

           "Holder Conversion Date" shall have the meaning set forth in Paragraph 5(c).

           "Interest Payment Date" shall have the meaning set forth in the second introductory paragraph.

           "Investor Rights Agreement" shall have the meaning set forth in the Subscription Agreement.

           "Maturity Date" shall have the meaning set forth in the second introductory paragraph.

           "Outstanding Amount" shall have the meaning set forth in the third introductory paragraph.

           "Outstanding Principal Amount" shall have the meaning set forth in the second introductory paragraph.

           "Principal Amount" shall have the meaning set forth in the second introductory paragraph.

           "Qualified Offering" shall mean the Company's first firm commitment underwritten public offering of its Common Stock registered under the Securities Act

           "Qualified Registration" shall mean the registration of the Company's securities on Form 10 pursuant to Section 12(b) or 12(g) of the Exchange Act.

           "Redemption Date" shall have the meaning set forth in Paragraph 6(a)(iii).

           "Redemption Debentures" shall have the meaning set forth in Paragraph 6(d).

           "Redemption Price" shall have the meaning set forth in Paragraph 6(c).

           "Redemption Notice" shall have the meaning set forth in Paragraph 6(a).

           "Securities Act" means the Securities Act of 1933, as amended.

           "Subscription Agreement" shall mean the agreement entered into by and between the Company and the Holder for the purchase of the Debenture.

          "Underlying Shares" shall mean the shares of Common Stock into which this Debenture is convertible.

           In addition, other terms defined in the Subscription
Agreement and not otherwise defined herein shall have the same meanings herein as are set forth for such terms in the Subscription Agreement.

      4.   Maturity.  On the Maturity Date, the Outstanding
Amount of this Debenture shall be payable in cash.

      5. Conversion. This Debenture is subject to conversion as follows:

          (a) Holder's Right to Convert. The Outstanding Amount of this Debenture shall be convertible at any time, in whole or in part, at the option of the Holder hereof, into fully paid, validly issued and nonassessable shares of Common Stock.

          (b) Conversion Price for Converted Shares. Subject to Paragraph 5(a), the Outstanding Amount of this Debenture that is converted into shares of Common Stock shall be convertible into the number of shares of Common Stock calculated by dividing the Outstanding Amount of this Debenture submitted for conversion by the Conversion Price.

          (c)  (i)    Mechanics of Conversion.  In order to
convert this Debenture (in whole or in part) into shares of Common Stock, the Holder shall surrender this Debenture, by either overnight courier or two-day courier, to the Company, and shall give written notice in the form of Exhibit 2 hereto (the "Conversion Notice") by facsimile (with the original of such notice forwarded with the foregoing courier) to the Company that the Holder elects to convert all or the portion of the Outstanding Amount of this Debenture specified therein, which such notice and election shall be irrevocable by the Holder; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless this Debenture with evidence of the principal amount hereof to be converted is delivered to the Company as provided above, or the Holder notifies the Company that this Debenture has been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss which may be incurred by it in connection with this Debenture. The date on which a Conversion Notice is given (the "Holder Conversion Date") shall be deemed to be the date the Company received by facsimile the Conversion Notice, as evidenced by a printed confirmation of receipt received by the Holder or confirmed by telephone conference between the Holder and the Company.

               (ii)     Issuance of Certificates.  In the case
of any Conversion Notice given by the Holder to the Company, the Company shall issue and deliver as promptly as practicable and in no event later than five (5) business days after delivery to the Company of the Debenture, or after receipt of such agreement and indemnification, to such Holder or to its designee, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled, together with a Debenture for the Outstanding Amount not submitted for conversion, if any. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Holder Conversion Date.

       6.   Redemption.
             (a)  Company Option to Redeem.  Any portion of this
Debenture may be redeemed at the Company's option expressed by a written notice (a "Redemption Notice") to the Holder; provided that:

                  (i) a registration statement under the Securities Act and a registration with a U.S. national securities exchange are then in effect covering the Underlying Shares;

                  (ii) the average closing bid price per share of Common Stock, as reported on such national securities exchange, shall have been not less than $14.00 per share for a minimum of twenty (20) out of thirty (30) trading days prior to the date of the Redemption Notice; and

                  (iii) the Redemption Notice delivered by the Company shall be received by the Holder at least ten (10) trading days (but not more than thirty (30) trading days) prior to the date of redemption (the "Redemption Date").


             (b) Holder Option to Redeem. If there shall occur a Fundamental Change (the "Fundamental Change"), the Holder shall have the right, at such Holder's option, to require the Company to purchase for cash all or any portion of such Holder's Debenture on a date selected by the Company (the "Fundamental Change Purchase Date"), which Fundamental Change Purchase Date shall be no later then thirty (30) calendar days after the occurrence of such Fundamental Change, at the redemption price specified below in Section 6(c). A Fundamental Change shall be deemed to have occurred at such time as any of the following events shall occur:

                   (i) any person or group (as defined under Section 13(d) of the Exchange Act), other than the Company, its subsidiaries or any employee benefits plan of the Company or its subsidiaries, files a
Schedule 13D or Schedule TO or any successor schedule, form or report pursuant to the Exchange Act, disclosing that such person has become the beneficial owner of shares with a majority of the total voting power of the Company's outstanding voting securities; unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act;

                    (ii) the Company consolidates with or merges with or into another person (other than a subsidiary of the Company), or sells, conveys, transfers, leases or otherwise disposes of all or substantially all of its properties and assets to any person (other than a subsidiary of the Company) or any person (other than a subsidiary of the Company) consolidates with or merges with or into the Company, and the outstanding voting securities of the Company are reclassified into, converted for or converted into the right to receive any other property or security, provided that none of these circumstances will be a Fundamental Change if persons that beneficially own the voting securities of the Company immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of the Company's voting securities immediately prior to the transaction; or

                    (iii)  the Company's stockholders or Board of
Directors adopts a plan for the liquidation or dissolution of the Company.

             (c) Redemption Price. The redemption price for the portion of this Debenture being redeemed shall equal one hundred percent (100%) of the Outstanding Principal Amount of this Debenture being so redeemed (the "Redemption Price"), along with any accrued but unpaid interest. The Redemption Price shall be payable in cash in United States Dollars.

             (d)  Mechanics of Redemption-Company Option in Redeem.
In the case of redemption pursuant to Section 6(a), if less than all of the Outstanding Amount of Debentures are to be redeemed at any time, the selection of Debentures for redemption will be made by the Company on a pro rata basis. In the event the Company shall be required or elects to redeem any part or all of the Outstanding Amount of the Debentures, the Company shall send by either overnight courier or two-day courier (with a copy sent by facsimile) confirmation of such determination or obligation to the record Holders of the Debentures being redeemed (the "Redemption Debentures"), which confirmation shall be included in the Redemption Notice. Such confirmation shall specify the Redemption Date, which shall be at least ten (10) business days (but not more than thirty (30) business days) after receipt by the Holder of the Redemption Notice. On the Redemption Date, the
Redemption Debentures shall be redeemed automatically without any further action by the Holders of such Debentures and whether or not the Debentures are surrendered to the Company; provided, that the Company shall be obligated to pay the cash consideration due to a Holder of such Debentures upon redemption only when such Debentures are either delivered to the principal office of the Company or the Holder notifies the Company that such Debentures have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss which may be incurred by it in connection with such Debenture. Thereupon, there shall be promptly issued and delivered to such Holder, within seven (7) business days after the Redemption Date and delivery to the Company of such Debentures, or after receipt of such agreement and indemnification, at the address of such Holder on the books of the Company, payment in immediately available funds to the name as shown on the books of the Company in the amount of the Redemption
Price as calculated as set forth in Paragraph 6(b).

       Notwithstanding anything to the contrary contained herein, the Holders' rights of conversion pursuant to Paragraph 5 hereof shall not be limited in any manner by the Company's rights of redemption pursuant to this Paragraph 6.

            (e) Mechanics of Redemption-Holder Right to Redeem. In the case of redemption pursuant to Section 6(b), as promptly as practicable following the date the Company publicly announces the Fundamental Change transaction, but in no event less than 10 business days prior to the anticipated effective date of a Fundamental Change in the case of a Fundamental Change within the control of the Company or of which the Company has at least 10 business days prior notice, the Company shall mail a written notice of Fundamental Change by first-class mail to the Holder. If the Holder so elects, the Company shall purchase from the Holder the Debenture at the redemption price specified in Section 6(c) on the Fundamental
Change Purchase Date.

       7.  Adjustments to the Conversion Price.

             (a)  Adjustment for Subdivisions, Combinations, etc.
If the Company shall subdivide its outstanding Common Stock by split-up, spin-off, or otherwise, or combine its outstanding Common Stock, then the number of shares issuable upon conversion of this Debenture and the Conversion Price in effect as of the date of such subdivision, split-up, spin-off, or combination shall be proportionally adjusted to give effect thereto.

             (b) Adjustment for Dividends and Distributions. In the event the Company at any time or from time to time after the Final
Closing Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in Common Stock (or rights to acquire Common Stock), then and in each such event, provision shall be made so that the Holders of Debentures shall receive upon conversion thereof pursuant to Paragraph 5 hereof, in addition to the number of shares of Common
Stock receivable thereupon, the amount of such other securities of the Company to which a Holder on the relevant record or payment date, as applicable, of the number of shares of Common Stock so receivable upon conversion would have been entitled, plus any dividends or other distributions which would have been received with respect to such securities, had such Holder thereafter, during the period from the date of such event to and including the Holder Conversion Date retained such securities, subject to all other adjustments called for during such period under this Paragraph 7 with respect to the rights of the Holders of the Debentures. For purposes of this Paragraph 7(b), the number of shares of Common Stock so receivable upon conversion shall be deemed to be that number which the Holder would have received upon conversion of the entire Outstanding Amount hereof if the Holder Conversion Date had been the day the Company set as the record date for such dividend or distribution.

             (c)  Adjustment for Merger, Reorganization, etc.
In the event that at any time or from time to time after the Final Closing Date, the Common Stock issuable upon conversion of the Debentures is changed into the same or a different number of shares of any class or classes of stock, whether in connection with a merger or consolidation, by recapitalization, reclassification, reorganization or otherwise (other than a subdivision, combination of shares or stock dividend provided for elsewhere in this Paragraph 7), then and in each such event each Holder of Debentures shall have the right, for a period of thirty (30) days following receipt of the Company's notice of such adjustment, to convert such Debentures into the kind of securities receivable by a holder of Common Stock upon such merger, recapitalization, reclassification or other change, all subject to further adjustment as provided herein.

             (d) Certificate as to Adjustments. Upon each occurrence of an adjustment pursuant to this Paragraph 7, the Company at its expense shall furnish to each Holder a certificate setting forth
(i) in reasonable detail the facts upon which such adjustment is based, and (ii) the number of shares of Common Stock and the amount of other property or securities that after giving effect thereto would be received by the Holder upon conversion of this Debenture.

             (e)  Minimum Adjustments. No adjustment of the
Conversion Price shall be made unless such adjustment would require an increase or decrease of at least $.10 in such price; provided that any adjustments which by reason of this Paragraph 7(f) are not required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment(s) so carried forward, shall require an increase or decrease of at least $.10 in the Conversion Price then in effect hereunder.

             (f) Board Discretion. Any determination as to whether an adjustment in the Conversion Price in effect hereunder is required pursuant to Paragraph 7, or as to the amount of any such adjustment, if required, shall be binding upon the holders of this Debenture and the Company if made in good faith by the Board of Directors of the Company, absent manifest error.

       8.  Fractional Shares. No fractional shares of Common
Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded down to the nearest whole share, and the Company shall pay the Holder in cash with respect to any fractional shares.

       9.  Reservation of Stock Issuable Upon Conversion.

           Reservation Requirement. The Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue shares of its Common Stock upon conversion of the Debentures.

       10.  Other Covenants of the Company.

            (a) The Company shall not intentionally take any action, which would be reasonably likely to impair the contractual rights and privileges of the Debentures set forth herein or of the Holders thereof.

            (b) The Company shall not redeem (other than pursuant to Paragraph 6), retire, purchase or otherwise acquire, directly or indirectly, Debentures held by any Holder unless the Company shall have offered to redeem, retire, purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Debentures held by each other Holder of Debentures at the time outstanding upon the same terms and conditions and such offer shall remain open for a period of at least thirty (30) business days.

            (c) The Company shall not, without the consent of a majority in interest of the Holders of any outstanding Debentures,
(i) consolidate with or merger with or into any person or
(ii) sell, convey, transfer, or otherwise dispose of or lease all or substantially all of its assets in one transaction or a series of related transactions to any person; provided, however, that this Section 10(c) shall not be applicable in the event of a consolidation or merger of a wholly-owned subsidiary of the Company with and into the Company.

       11. Obligations Absolute. No provision of this Debenture, other than conversion as provided herein, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place and rate, and in the manner, herein prescribed.

       12. Waivers of Demand, Etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate, prior notice of bringing of suit and diligence in taking any action to collect amounts called for hereunder and will be directly and primarily liable for the payments of all sums owing and to be owing hereon, regardless of and without any notice (except as required by law), diligence, act or omission as or with respect to the collection of any amount called for hereunder.

       13. Replacement Debentures. In the event that the Holder notifies the Company that its Debenture has been lost, stolen or destroyed, a replacement Debenture identical in all respects to the original Debenture (except for registration number and Outstanding Amount, if different than that shown on the original Debenture) shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the Debenture and provided that the Company is provided a form of Debenture for such replacement purposes.

       14.  Defaults.  If one or more of the following described
"Events of Default" shall occur:

            (a) Any of the representations or warranties made by the Company in this Debenture, the Subscription Agreement or the Investor Rights Agreement, or in any certificate or financial statements of the Company furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture, the Subscription Agreement or the Investor Rights Agreement shall be false or (when taken together with other information furnished by or on behalf of the Company) misleading at the time made; or

            (b) The Company shall fail to perform or observe any covenant or agreement in this Debenture, the Subscription Agreement or the Investor Rights Agreement, or any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture, and such failure shall continue uncured for a period of fifteen (15) business days after notice from the Holder of such failure; or

            (c) The Company shall fail to make payments of principal or interest when due, including upon a Fundamental Change Purchase Date, and any such failure shall continue uncured for a period of five (5) days after the due date; or

            (d) The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make a general assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

            (e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

            (f) Any governmental agency or any court of competent jurisdiction shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company or any of its subsidiaries and shall not be dismissed within sixty (60) days thereafter; or

            (g) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt, shall be instituted by or against the Company and, if instituted against the Company or any of its subsidiaries, shall not be dismissed within sixty (60) days after such institution, or the Company or any of its subsidiaries shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in, any such proceeding; or

            (h) the failure by the Company or any of its subsidiaries to make any payment by the end of any applicable grace period after maturity of any principal and/or accrued interest with respect to debt, where the amount of such unpaid and due principal and/or accrued interest is in an aggregate amount in excess of $325,000 or (ii) there is an acceleration of any principal and/or accrued interest is in an amount in excess of $325,000 because of a default with respect to such debt; or

            (i) the failure by the Company to provide the notice specified in Section 6(e) on a timely basis; or

            (j) the failure by the Company to deliver all cash and any shares of Common Stock when such cash and Common Stock, if any, are required to be delivered upon conversion of the Debenture, and the Company does not remedy such default within ten (10) days;

then, or at any time thereafter prior to the date on which all continuing Events of Default have been cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default), at the option of the Holder and in the Holder's sole discretion, the Holder may, by notice to the Company declare this Debenture immediately due and payable, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law. In such event, the Debenture shall be redeemed at a redemption price per Debenture equal to the Redemption Price provided in Paragraph 6(c).

       15. Savings Clause. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

       16. Entire Agreement. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Debenture nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and a majority of the Outstanding Principal Amount of the Debentures.

       17. Assignment, Etc. Subject to any applicable law and the requirements set forth in the legend set forth hereon, any Holder may, without notice, transfer or assign this Debenture.
The Company agrees that, subject to compliance with the applicable law, after receipt by the Company of written notice of assignment from the Holder or from the Holder's assignee, all principal, interest, and other amounts which are then due and thereafter become due under this Debenture shall be paid to such assignee at the place of payment designated in such notice. This Debenture shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and assigns.

       18. No Waiver. No failure on the part of the Holder to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Holder from time to time.

       19. Miscellaneous. Unless otherwise provided herein, any notice or other communication to a party hereunder shall be deemed to have been duly given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid with a copy in each case sent on the same day to the party by facsimile, Federal Express or other overnight delivery service to said party at its address set forth herein or such other address as either may designate for itself in such notice to the other and communications shall be deemed to have been received when delivered personally or, if sent by mail, when actually received by the party to whom it is addressed. Copies of all notices to the Company shall be sent to GlenRose Instruments Inc., 45 First Avenue, Waltham, Massachusetts 02451, attention: President, and to William O. Flannery, Esq., Corporate Counsel, 945 Lenox Road, Richmond, Massachusetts, 01254, Facsimile No. (413) 698-3506. Whenever the sense of this Debenture requires, words in the singular shall be deemed to include the plural and words in the plural shall be deemed to include the singular. Paragraph headings are for convenience only and shall not affect the meaning of this document.

       20.  Choice of Law and Venue: Waiver of Jury Trial.
THIS DEBENTURE SHALL BE CONSTRUED UNDER THE LAWS OF THE COMMONMWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO PRINCIPLES
OF CONFLICTS OF LAW OR CHOICE OF LAW THEREOF. Each of the Company and the Holder hereby (i) irrevocably submits to the exclusive jurisdiction of the federal or state courts located in the Commonwealth of Massachusetts for the purposes of any suit, action or proceeding arising out of or relating to this Debenture and (ii) waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company or to the Holder, as the case may be, at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

                    [SIGNATURE PAGE FOLLOWS]


       IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.


Dated:  July 25, 2008

GlenRose Instruments Inc.

/s/ Anthony S. Loumidis

Name: Anthony S. Loumidis
Title: Chief Financial Officer




EXHIBIT 1

                                CONVERSION NOTICE
                                         FOR
                        4% CONVERTIBLE DEBENTURE DUE 2013


       The undersigned, as Holder of the 4% Convertible Debenture due 2013 of GlenRose Instruments Inc. ("Company"), No. 1, in the
Outstanding Principal Amount of U.S. $12,000,000 (the "Debenture"), hereby irrevocably elects to convert U.S. $__________ of the Outstanding Principal Amount of the Debenture and U.S.$__________ of interest accrued but unpaid under the Debenture, into shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Company according to the conditions of the Debenture, as of the date written below. The undersigned hereby requests that share certificates for the Common
Stock to be issued to the undersigned pursuant to this Conversion
Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.


Conversion Information:	Name of Holder:  _____________________

Signature:  ___________________________________________

Name:  ______________________________________________

Address:  ____________________________________________

____________________________________________________

____________________________________________________

Issue Common Stock to: ________________________________

Address:  ____________________________________________

____________________________________________________

____________________________________________________

Date of Conversion:  ___________________________________